Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Santa Maria Energy Corporation on Form S-4 of our report dated March 29, 2013, with respect to our audits of the financial statements of Hyde Park Acquisition Corp. II (a company in the development stage) as of December 31, 2012 and 2011 and for the year ended December 31, 2012, for the period from February 24, 2011 (inception) through December 31, 2011, and for the period from February 24, 2011 (inception) through December 31, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 17, 2013